ANNEX B


                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated December 18, 1997, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and FIRST HOME BANCORP INC., a New Jersey corporation ("First Home").

                                   BACKGROUND

     1. Sovereign and First Home desire to enter into an Agreement and Plan of Merger, dated December 18, 1997 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of First Home through the merger of First Home with and into Sovereign, with Sovereign surviving the merger (the "Merger").

     2. As a condition to Sovereign to enter into the Plan, First Home is granting to Sovereign an option to purchase up to that number of shares of common stock, no par value (the "Common Stock"), of First Home as shall equal 19.9% of shares of Common Stock of First Home issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and First Home, intending to be legally bound hereby, agree:

     1. Grant of Option. First Home hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 538,975 shares (as adjusted as set forth herein, the "Option Shares") of Common Stock of First Home at a price per share (as adjusted as set forth herein, the "Option Price") equal to $30.00, provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock of First Home without giving effect to any shares subject to or issued pursuant to the Option.

     2. Exercise of Option. Provided that (i) Sovereign shall not be on the date of exercise in breach of the agreements or covenants contained in the Agreement or herein, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 23, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

          (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

          (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement, letter of intent, or similar document with First Home pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with First Home, (ii) acquire all or substantially all of the assets or liabilities of First Home or all or substantially all of the assets or liabilities of First Home Savings, the wholly-owned subsidiary of First Home ("First Home Savings"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote

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     securities representing, 10% or more of the then outstanding shares of
     Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of First Home Savings, or

          (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of First Home or all or substantially all the assets or liabilities of First Home Savings, or any other business combination involving First Home or First Home Savings, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of First Home Savings (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of First Home called to vote on the Merger, First Home's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

          (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, First Home willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

          (e) First Home breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;

provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

     If more than one of the transactions giving rise to a Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

     "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over First Home or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

     Notwithstanding the foregoing, the obligation of First Home to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate)
(i) until the receipt of all required governmental or regulatory approvals or consents necessary for First Home to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

     First Home shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by First Home shall not be a condition to the right of Sovereign to exercise the Option. Subject to compliance with the applicable banking and securities laws or regulations, First Home will not take any action which would have the effect of preventing or disabling First Home from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to First Home (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

     3. Repurchase of Option by First Home.

          (a) At the request of Sovereign at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 3(d)) and ending 18 months immediately thereafter, First Home shall repurchase from Sovereign
     (x) the Option and (y) all shares of Common Stock purchased by Sovereign pursuant hereto with respect to which Sovereign then has beneficial ownership. The date on which Sovereign exercises its rights under this
     Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of: (i) the aggregate Purchase Price paid by Sovereign for any shares of Common Stock acquired pursuant to the Option with respect to which Sovereign then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over
     (y) the Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Common Stock with respect to which the Option has not been exercised; and (iii) the excess, if any, of the Applicable price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by Sovereign for each share of Common Stock with respect to which the Option has been exercised and with respect to which Sovereign then has beneficial ownership, multiplied by the number of such shares.

          (b) If Sovereign exercises its rights under this Section 3, First Home shall, within ten (10) business days after the Request Date, pay the
     Section 3 Repurchase Consideration to Sovereign in immediately available funds, and contemporaneously with such payment, Sovereign shall surrender to First Home the Option and the certificate evidencing the shares of Common Stock purchased thereunder with respect to which Sovereign then has beneficial ownership, and Sovereign shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the
     Section 3 Repurchase Consideration, Sovereign shall have the ongoing option to revoke its request for repurchase pursuant to Section 3, in whole or in part, or to require that First Home deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten (10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of First Home's proposed repurchase pursuant to this Section 3, First Home shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits the repurchase pursuant to this Section 3, First Home shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits the repurchase in part but not in whole, then Sovereign shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Sovereign shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in

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     respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Sovereign shall notify First Home of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section 3(d)(ii), (iii) or (iv), or (iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the 40 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of First Home's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of First Home as determined by a nationally-recognized investment banking firm selected by Sovereign, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by Sovereign and reasonably acceptable to First Home, which determination shall be conclusive for all purposes of this Agreement.

          (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 10% or more of the then-outstanding shares of Common Stock, (ii) First Home shall have merged or consolidated with any person, other than Sovereign or an affiliate of Sovereign, and shall not be the surviving or continuing corporation of such merger or consolidation, (iii) any person, other than Sovereign or an affiliate of Sovereign, shall have merged into First Home and First Home shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of First Home or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iv) First Home shall have sold or otherwise transferred more than 10% of its consolidated assets to any person, other than Sovereign or an affiliate of Sovereign.

     4. Payment and Delivery of Certificates. At any Closing hereunder, (a) Sovereign will make payment to First Home of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by First Home, (b) First Home will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

     A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

          "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the 'Act'), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless First Home Corp. receives an opinion of counsel reasonably acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

     5. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, First Home shall prepare and file as soon as practicable a registration

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statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and First Home shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that First Home shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to First Home delivers to First Home and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that First Home may delay any registration of Option Shares above for a period not exceeding 90 days in the event that First Home shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by First Home. Sovereign shall provide all information reasonably requested by First Home for inclusion in any registration statement to be filed hereunder. In connection with such filing, First Home shall use its commercially reasonable efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act. First Home shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request.

     All reasonable expenses incurred by First Home in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for First Home and blue sky fees and expenses, shall be paid by First Home. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, First Home shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and First Home will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that First Home will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless First Home to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse First Home for any legal or other expense reasonably incurred by First Home in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

     7. Filings and Consents. Each of Sovereign and First Home will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental

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authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Schedule 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

     8. Representations and Warranties of First Home. First Home hereby represents and warrants to Sovereign as follows:

          (a) Due Authorization. First Home has the requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by First Home. This Stock Option Agreement constitutes a legal, valid and binding obligation of First Home, enforceable against First Home in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (b) Authorized Shares. First Home has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

     9. Representations and Warranties of Sovereign. Sovereign hereby represents and warrants to First Home that Sovereign has the requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Sovereign or its assignee agrees to execute a standard investment representation letter with respect to its acquisition of any First Home securities acquired in connection with this transaction.

     10. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

     11. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

     12. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign subject to compliance with applicable securities laws. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

     13. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

     14. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

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     15. Notices.  All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                                  (i) If to Sovereign, to:
                                      Sovereign Bancorp, Inc.
                                      1130 Berkshire Boulevard
                                      Wyomissing, Pennsylvania 19610

                                      Attention: Jay S. Sidhu, President and
                                      Chief Executive Officer

                                      Telecopy No.: (610) 320-8448

                                      with a copy to:

                                      Stevens & Lee
                                      111 North Sixth Street
                                      P.O. Box 679
                                      Reading, Pennsylvania 19603

                                      Attention: Joseph M. Harenza
                                      William J. Reynolds

                                      Telecopy No.: (610) 376-5610

                                  (ii) If to First Home, to:

                                       First Home Bancorp Inc.
                                       125 South Broadway
                                       Pennsville, New Jersey 08070

                                       Attention: Stephen D. Miller,
                                       Chairman of the Board, President
                                       and Chief Executive Officer

                                       Telecopy No.: (609) 678-8304

                                       with copies to:

                                       Blank Rome Comisky & McCauley
                                       One Logan Square
                                       Philadelphia, Pennsylvania 19103

                                       Attention: Barry H. Genkin, Esquire

                                       Telecopy No.: (215) 988-6910

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     16. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

     17. Captions. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

     18. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

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

     19. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

     20. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

     22. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

     23. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or
(B) termination of the Agreement in accordance with the terms thereof, except that if (i) the Agreement is terminated by Sovereign pursuant to Section 6.01(b)(i) of the Agreement or pursuant to Section 6.01(d) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(i) of the Agreement shall be due to the failure of First Home to perform or observe its agreements set forth in the Agreement required to be performed or observed by First Home prior to the Closing Date (as defined in the Agreement)), this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement or (ii) the Agreement is terminated as a result of the failure of First Home shareholders to approve the Agreement following either a withdrawal or modification by a director of First Home of a prior recommendation to approve the Agreement or a failure of a director of First Home to recommend approval of the Agreement, this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement.

     IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                          SOVEREIGN BANK


                                          By /s/  JAY S. SIDHU
                                             -----------------------------------

                                             Jay S. Sidhu
                                             President and Chief Executive
                                             Officer

                                          FIRST HOME BANCORP INC.


                                          By /s/  STEPHEN D. MILLER
                                             -----------------------------------

                                             Stephen D. Miller,
                                             Chairman of the Board,
                                             President and Chief Executive
                                             Officer

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

                                                                         ANNEX C

                           [RP Financial Letterhead]


                                 June 26, 1998

Board of Directors
First Home Bancorp, Inc.
125 South Broadway
Pennsville, New Jersey 08070

Members of the Board:


     You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of First Home Bancorp, Inc., Pennsville, New Jersey (the "Company"), of the Agreement and Plan of Merger, as amended (the "Agreement") dated December 18, 1997, by and among Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign") and the Company. The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.


  Summary Description of Consideration

     Each share of the common stock of the Company, no par value ("Company Common Stock"), issued and outstanding immediately prior to the Effective Date (other than shares of Company Common Stock, if any, then owned by Sovereign or the Company or any Company subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive: (i) if the Sovereign Market Value determined as of the Effective Date is greater than or equal to $15.00 and less than or equal to $18.33, then that number of shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Stock Purchase Rights Agreement, equal to $31.25 divided by the Sovereign Market Value determined as of the Effective Date; (ii) if the Sovereign Market Value determined as of the Effective Date is less than $15.00, then 2.083 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement; or (iii) if the Sovereign Market Value determined as of the Effective Date is greater than $18.33, then 1.705 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (the "Exchange Ratio"). If the Sovereign Market Price determined as of the Effective Date shall be less than $11.25, then the Company shall have the right to terminate the Merger, but Sovereign shall have the option to increase the consideration to be received by the holders of the Company Common Stock by adjusting the Exchange Ratio to equal to number obtained by dividing $23.44 by the Sovereign Market Value and, if Sovereign so elects, no termination shall have occurred and the Agreement shall remain in effect. Each share of Company Common Stock (other than trust account shares or DPC shares) owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled. Each share of Company Common Stock issued and held in the treasury of the Company or owned by the Company or any Company subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor. No fraction of a whole share of Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Sovereign Market Price determined as of the Effective Date.

  RP Financial Background and Experience

     RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the New Jersey and the Mid-Atlantic U.S. markets for bank securities and financial institutions operating in New Jersey.

  Materials Reviewed


     In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement; (2) the draft of the Proxy Statement/Prospectus and related Annexes included in the Form S-4 Registration Statement filed with the Securities and Exchange Commission on June 25, 1998; (3) financial and other information for the Company, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended December 31, 1994 through 1997, (b) Form 10-K as of December 31, 1997 and Form 10-Q as of March 31, 1998, (c) shareholder, regulatory and internal financial and other reports through March 31, 1998, (d) the two most recent proxy statements for the Company, (e) internal budgets, financial projections and EPS forecasts prepared by management, and (f) the Company's management comments regarding past and current business, operations, financial condition, and future prospects; and (4) financial and other information for Sovereign including: (a) audited financial statements for the fiscal years ended December 31, 1994 through 1997, incorporated in Annual Reports to shareholders and Form 10-Ks; (b) Form 10-Q as of March 31, 1998 and interim results and developments through June 25, 1998 including regulatory filings and press releases; (c) regulatory and internal financial and other reports through March 31, 1998, (d) internal budgets and financial projections prepared by management of Sovereign and third parties, inclusive of the anticipated pro forma impact of recent previously announced merger transactions, and, (e) Sovereign's management comments regarding past and current business, operations, financial condition, and future prospects.


     In addition, RP Financial reviewed financial, operational, market area and stock price and trading characteristics for Sovereign and the Company relative to publicly-traded savings institutions, respectively, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic and demographic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for the Company and Sovereign and the public perception of the thrift industry. RP Financial also considered: (a) a transaction summary of the financial terms of the Merger, including the aggregate consideration represented by the Exchange Ratio relative to fully diluted book value, fully diluted earnings, fully diluted assets, and deposit liabilities of the Company; (b) the financial terms, financial condition, operating performance, and market area of other recently completed mergers and acquisitions of comparable financial institution entities, including evaluating Mid-Atlantic U.S. transactions both generally and specifically and U.S. transactions nationwide where the selling institution's financial condition and operations were comparable to those of the Company; (c) discounted cash flow analyses for the Company on a stand-alone basis, incorporating the current business plan including anticipated costs deemed necessary by management should the Company determine to remain and operate as an independent institution and future prospects of operating as an independent institution; and (d) the pro forma impact of the Merger to the holders of Company Common Stock (incorporating the Exchange Ratio, transaction adjustments, and potential earnings improvements resulting from consolidation), including the resulting impact to the market value per share, tangible book value per share, earnings per share, and dividends per share of the Company Common Stock. RP Financial also considered the more attractive liquidity characteristics of Sovereign Common Stock relative to the Company Common Stock, the enhanced competitive position of Sovereign resulting from the Merger, the greater return on equity of the Sovereign Common Stock relative to the Company Common Stock, and the opportunities for Sovereign to increase earnings in the future. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the Exchange Ratio as described in the Agreement.

     In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning the Company and Sovereign furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. Neither the Company nor Sovereign restricted RP Financial as to the material it was permitted to review. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent assets of liabilities of the Company or Sovereign. The financial forecasts and budgets reviewed by RP Financial were prepared by the managements of the Company and Sovereign. Neither the Company nor Sovereign publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger, and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such financial forecasts.

     RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Sovereign that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

  Opinion

     It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of the Company as to any action that such shareholder should take in connection with the Agreement, or otherwise.

     It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

     It is understood that this opinion may be included in its entirety in any communication by the Company or its Board of Directors to the stockholders of the Company. It is also understood that this opinion may be included in its entirety in any regulatory filing by Sovereign or the Company, and that RP Financial consents to the summary of the opinion in the proxy materials of the Company, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

     Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Exchange Ratio, as described in the Agreement, is fair to such shareholders from a financial point of view.

                                          Respectfully submitted,
                                          RP FINANCIAL, LC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.


 2.1 Agreement and Plan of Merger dated as of December 18, 1997, between Sovereign Bancorp, Inc. and First Home Bancorp Inc., as amended (included as Annex A to the Proxy Statement
       Prospectus). Schedules are omitted; Sovereign Bancorp, Inc.
       agrees to furnish copies of such schedules to the Commission upon request.
 2.2   Stock Option Agreement dated December 18, 1997, between
       Sovereign Bancorp, Inc. and First Home Bancorp Inc.
       (included as Annex B to the Proxy Statement/Prospectus).
 3.1   Articles of Incorporation, as amended, of Sovereign Bancorp,
       Inc. (Incorporated by reference to Exhibit 3.1 of Sovereign's Annual Report on Form 10-K for the year ended
       December 31, 1995.)
 3.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993.)
 4. Sovereign Bancorp, Inc. has outstanding long-term debt that does not exceed 10% of the total assets of Sovereign
       Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.
 5.1   Opinion of Stevens & Lee re: Validity.**
 8.1   Form of opinion of Stevens & Lee re: tax matters.**
10.1 Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.)*
10.2   Sovereign Bancorp, Inc. 1993 Stock Option Plan.
       (Incorporated by reference to Exhibit 10.21 to Sovereign's
       Annual Report on Form 10-K for the year ended December 31,
       1992.)*
10.3   Sovereign Bancorp, Inc. Employee Stock Purchase Plan.
       (Incorporated by reference to Exhibit 4.1 to Sovereign's
       Registration Statement No. 33-44108 on Form S-8.)*
10.4   Agreement dated as of March 1, 1997, between Sovereign
       Bancorp, Inc., Sovereign Bank, and Jay S. Sidhu.
       (Incorporated by reference to Exhibit 99.1 of Sovereign's
       Quarterly Report on Form 10-Q for the quarter ended March
       31, 1997, as amended.)*

10.5   Agreement dated as of September 15, 1992, between Sovereign
       Bank, a Federal Savings Bank, and Karl D. Gerhart.
       (Incorporated by Reference to Exhibit 10.4 of Sovereign's
       Annual Report on Form 10-K for the fiscal year ended
       December 31, 1992.)*
10.6   Agreement dated as of September 15, 1992, between Sovereign
       Bank, a Federal Savings Bank, and Lawrence M. Thompson, Jr.
       (Incorporated by reference to Exhibit 10.5 of Sovereign's
       Annual Report on Form 10-K for the fiscal year ended
       December 31, 1992.)*
10.7   Penn Savings Bank Senior Officer Incentive Plan.
       (Incorporated by reference to Exhibit 10.6 to Sovereign's
       Annual Report on Form 10-K for the fiscal year ended
       December 31, 1994.)*
10.8   Rights agreement dated September 19, 1989, between Sovereign
       Bancorp, Inc. and Harris Trust Company of New York.
       (Incorporated by reference to Exhibit 4.3 to Sovereign's
       Registration Statement No. 33-89586 on Form S-8.)
10.9   Sovereign Bancorp, Inc. Non-Employee Director Incentive
       Compensation Plan. (Incorporated by reference to Exhibit
       10.12 to Sovereign's Registration Statement No. 33-43195 on
       Form S-1.)*
10.10  Indemnification Agreement dated December 21, 1993, between
       Sovereign Bank and Jay S. Sidhu. (Incorporated herein by reference to Exhibit 10.25 to Sovereign's Annual Report on
       Form 10-K for the year ended December 31, 1993.)*
23.1   Consent of Ernst & Young LLP, Independent Auditors.
23.2   Consent of KPMG Peat Marwick LLP, Independent Auditors.**
23.3   Consent of KPMG Peat Marwick LLP, Independent Auditors.**
23.4   Consent of Arthur Andersen LLP, Independent Auditors.**
23.5   Consent of Stevens & Lee, P.C. (contained in Exhibit 5.1).**
23.6   Consent of Stevens & Lee, P.C.**
23.7   Consent of RP Financial, LC
23.8   Consent of KPMG Peat Marwick LLP, Independent Auditors.
24.1 Powers of Attorney of Directors and Officers (included on signature page hereof).
99.1   Form of Opinion of RP Financial, LC dated June 26, 1998
       (included as Annex C to Proxy Statement/Prospectus).
99.2 Form of Proxy Card for the Special Meeting of Shareholders of First Home Bancorp Inc.**


------------------
* Denotes management contract or compensatory contract, plan or arrangement. ** Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES.

     None required.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on June 22, 1998.


                                         SOVEREIGN BANCORP, INC.
                                          (Registrant)

                                          By: /s/ Jay S. Sidhu
                                              -------------------------------
                                             Jay S. Sidhu,
                                             President and Chief Executive
                                             Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Karl D. Gerhart and Joseph M. Harenza, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


              SIGNATURE                                 TITLE                        DATE
              ---------                                 -----                        ----
             *                         Chairman and Director                     June 22, 1998
----------------------------
  Richard E. Mohn

/s/ Jay S. Sidhu                       Director, President and Chief Executive   June 22, 1998
----------------------------           Officer (Principal Executive Officer)
   Jay S. Sidhu

             *                         Director                                  June 22, 1998
----------------------------
  Fred D. Hafer

             *                         Director                                  June 22, 1998
----------------------------
  Rhoda S. Oberholtzer

             *                         Director                                  June 22, 1998
----------------------------
  Patrick J. Petrone

             *                         Director                                  June 22, 1998
----------------------------
  Daniel K. Rothermel

             *                         Director                                  June 22, 1998
----------------------------
  Cameron C. Troilo

             *                         Director                                  June 22, 1998
----------------------------
  G. Arthur Weaver

/s/ Dennis S. Marlo                    Chief Financial Officer                   June 22, 1998
----------------------------
   Dennis S. Marlo

             *                         Chief Accounting Officer                  June 22, 1998
----------------------------
  Mark R. McCollom

*By: /s/ Jay S. Sidhu
    ------------------------
      Attorney-in-Fact

                                 EXHIBIT INDEX


NUMBER                             DESCRIPTION
------                             -----------
 2.1       Agreement and Plan of Merger dated December 18, 1997,
           between Sovereign Bancorp, Inc. and First Home Bancorp Inc.
           (included as Annex A to the Proxy Statement Prospectus).
           Schedules are omitted; Sovereign Bancorp, Inc. agrees to
           furnish copies of such schedules to the Commission upon
           request.
 2.2       Stock Option Agreement dated December 18, 1997, between
           Sovereign Bancorp, Inc. and First Home Bancorp Inc.
           (included as Annex B to the Proxy Statement/Prospectus).
 5.1       Opinion of Stevens & Lee, P.C. re: Validity.*
 8.1       Form of opinion of Stevens & Lee, P.C. re: tax matters.*
23.1       Consent of Ernst & Young LLP.
23.2       Consent of KPMG Peat Marwick LLP.*
23.3       Consent of KPMG Peat Marwick LLP.*
23.4       Consent of Arthur Andersen LLP.*
23.5       Consent of Stevens & Lee, P.C. (contained in Exhibit 5).*
23.6       Consent of Stevens & Lee., P.C.*
23.7       Consent of RP Financial, LC.
23.8       Consent of KPMG Peat Marwick LLP.
24.1       Powers of Attorney of Directors and Officers (included on
           signature page hereof).
99.1       Form of Opinion of RP Financial, LC dated June 26, 1998
           (included as Annex C to Proxy Statement/Prospectus).
99.2       Form of Proxy Card for the Special Meeting of Shareholders
           of First Home Bancorp Inc.*


------------------

* Previously filed.